Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Registration Statements (Nos. 333-161552, 333-166442, 333-166443, 333-173806, 333-174199 and 333-189555) on Form S-3 and the Registration Statements (Nos. 333-129268, 333-157276, 333-172596, 333-174983 and 333-183617) on Form S-8 of Flotek Industries, Inc. of our report dated March 29, 2013, relating to our audits of the consolidated financial statements of Florida Chemical Company, Inc. as of and for the years ended December 31, 2012 and 2011, included in this Current Report on Form 8-K.

/s/ McGladrey LLP
Orlando, Florida
July 26, 2013